LONGWOOD INVESTMENT ADVISORS, INC.

                               Code of Ethics

                          Amendment Date: January 2005
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GENERAL

The Code of Ethics is predicated on the principle that Longwood owes a fiduciary duty to its clients. Accordingly, Longwood's Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Longwood must:

o Place client interests ahead of Longwood's - As a fiduciary, Longwood must serve in its clients' best interests. In other words, Longwood Employees may not benefit at the expense of advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.
o Engage in personal investing that is in full compliance with Longwood's Code of Ethics - Employees must review and abide by Longwood's Personal Securities Transaction and Insider Trading Policies.
o Avoid taking advantage of your position - Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Longwood, or on behalf of an advisory client, unless in compliance with the Gift Policy below.
o Maintain full compliance with the Federal Securities Laws1 - Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940. In addition, Longwood employees who are Officers of a Registered Investment Company, such as the Touchstone Small Cap Growth Fund ("RIC" or "Fund") must also abide by the Touchstone Fund's Officer Code of Conduct that is established by the investment company.

Any questions with respect to Longwood's Code of Ethics should be directed to the CCO. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

GUIDING PRINCIPLES & Standards of Conduct

All Employees of Longwood, and consultants closely associated with the Company, will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that Longwood expects from its Employees and consultants:

o Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;
o Place the integrity of the investment profession, the interests of clients, and the interests of Longwood above one's own personal interests;
o Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
o        Avoid any actual or potential conflict of interest;
o Conduct all personal securities transactions in a manner consistent with this policy;
o Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
o Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;
o Promote the integrity of, and uphold the rules governing, capital markets;
o Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
o        Comply with applicable provisions of the federal securities laws.

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          LONGWOOD HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND THEREFORE
          MAY SUBJECT OFFENDERS TO MORE SEVERE ACTION THAN SET FORTH IN THIS CODE OF ETHICS. IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS BEING MADE ON AN ANONYMOUS BASIS.
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1.                Personal Security Transaction Policy

         Employees may not purchase or sell any security in which the Employee has a beneficial ownership unless the transaction occurs in an exempted security or the Employee has complied with the Personal Security Transaction Policy set forth below.

PRE-CLEARANCE PROCEDURES

Longwood's Employees must have written clearance for all personal securities transactions before completing the transactions. Longwood reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct.

Generally, Employees shall complete Longwood's Pre-Clearance Form (See Attachment A) or may request pre-clearance via email in addition to filling out the Pre-Clearance Form,. All pre-clearance requests must be submitted to Longwood's CCO or someone so designated by the CCO with the CCO's oversight. Once pre-clearance is granted to an Employee, such Employee may only transact in that security for the remainder of the day. If the Employee wishes to transact in that security on the following or any other day, they must again obtain pre-clearance from the CCO. Unless otherwise noted, no pre-clearance is required for the exempted transactions noted below.

REPORTABLE AND EXEMPT SECURITIES

Longwood requires Employees to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act ("Reportable Security"), except that it does not include:

o        Direct obligations of the Government of the United States;
o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
o        Shares issued by money market funds;
o        Shares issued by open-end funds other than Reportable Funds2; and
o Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

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            PLEASE NOTE, SUCH EXEMPTION DOES NOT APPLY TO SHARES OF OPEN-END
            MUTUAL FUNDS THAT ARE ADVISED BY LONGWOOD (OR AN AFFILIATE) OR ARE OTHERWISE AFFILIATED WITH LONGWOOD (OR AN AFFILIATE)("REPORTABLE FUNDS"). MORE SPECIFICALLY, EMPLOYEES MUST PRE-CLEAR AND REPORT ANY PERSONAL TRANSACTION IN A REPORTABLE FUND.
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PROHIBITED PURCHASES AND SALES WITHIN 1 TRADING DAY OF A LONGWOOD TRADE

If an Employee knows that Longwood has placed a "buy" or "sell" order in a Covered Security on a particular day, the Employee may not purchase or sell, directly or indirectly, the Covered Security or a Related Security on the same day if:

o the Employee has any direct or indirect beneficial ownership in the Covered Security or a Related Security; or
o the Employee will acquire any direct or indirect beneficial ownership in the Covered Security or a Related Security by eason of the purchase.

This prohibition does not apply to:

o purchases or sales involving 1000 or fewer shares of a Covered Security that is included in the Standard & Poor's 500 and Russell 2000;
o purchases or sales effected in any account over which the Employee has no direct or indirect influence or control;
o purchases or sales that are non-volitional on the part of the Employee;
o purchases that are part of an automatic dividend reinvestment plan;
o sales that are part of an automatic withdrawal plan;
o purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent the rights were acquired from the issuer;
o sales of rights issued by an issuer pro rata to all holders of a class of its securities to the extent the rights were acquired from the issuer; or
o purchases or sales that the CCO approves in writing before the purchase or sale.

BENEFICIAL OWNERSHIP

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

o Securities held by members of Employees' immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
o Employees' interests as a general partner in securities held by a general or limited partnership; and
o Employees' interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

o Ownership of securities as a trustee where either the Employee or members of the Employees' immediate family have a vested interest in the principal or income of the trust;
o        Ownership of a vested beneficial interest in a trust; and
o An Employee's status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

INVESTMENTS IN LIMITED OFFERINGS AND INITIAL PUBLIC OFFERINGS ("IPOS")3

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the CCO in order to preclude any possibility of their profiting improperly from their position on behalf of a client. The CCO shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee's activities on behalf of a client); and (b) conclude, after consultation with the President, that no clients have any foreseeable interest in purchasing such security. A record of such approval by the CCO and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to Attachment B for a copy of the Limited Offering and IPO Request and Reporting Form.

REPORTING

In order to provide Longwood with information to enable it to determine with reasonable assurance any indications of "scalping", "front-running" or the appearance of a conflict of interest with the trading by Longwood clients, each Employee of Longwood shall submit the following reports in the forms attached hereto to the CCO showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled "Exceptions from Reporting Requirements".

QUARTERLY TRANSACTION REPORTS

Employees shall be required to instruct their broker-dealers to send to Longwood duplicate broker trade confirmations and account statements of the Employee which shall be received by the CCO, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Employee's trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report provided in Attachment C (or through ACA's Securities Transaction Online Compliance System "STOCS"). The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership4: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

 Employees shall also report on a quarterly basis, not later than 30 days after the end of the calendar quarter, the name of any account established by the Employee during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the Employee, the date the account was established, and the date the report was submitted. Employee must report this information on ACA's STOCS system.

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           EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY
           MEMBERS OF THE EMPLOYEE'S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR NDIRECT INFLUENCE OR CONTROL.
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INITIAL AND ANNUAL HOLDINGS REPORTS

New Longwood Employees are required to report all of their personal securities holdings not later than 10 days after the commencement of their employment. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code and be reported on ACA's STOCS system.

Existing Employees are required to provide Longwood with a complete list of securities holdings on an annual basis, or on or before January 30th (as determined by Longwood) of each year. The report shall be current as of December 31st , which is a date no more than 45 days from the final date the report is due to be submitted. This report will be updated automatically on ACA's STOCS system.

Each holdings report (both the initial and annual) must contain, at a minimum:
(a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership;
(b) the name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee's direct or indirect benefit; and (c) the date the Employee submits the report. In the event that Employee submits brokerage or custodial statements to satisfy the initial and/or annual holdings report requirement, Employee must be certain that such statements include the information listed above.

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            AS NOTED ABOVE, EMPLOYEES MUST REPORT THE NAME OF ANY
            BROKER, DEALER OR BANK WITH WHICH THE EMPLOYEE MAINTAINS AN ACCOUNT IN WHICH ANY SECURITIES ARE HELD FOR THE EMPLOYEE'S DIRECT OR INDIRECT BENEFIT. PLEASE NOTE THAT THIS REQUIREMENT DOES NOT PROVIDE FOR ANY EXEMPTIONS TO THE DEFINITION OF A SECURITY, AS THAT TERM IS DEFINED IN SECTION 202(A)(18) OF THE ADVISERS ACT. THUS, IF EMPLOYEES HAVE A BENEFICIAL INTEREST IN
            A NON-REPORTABLE SECURITY IN AN ACCOUNT THAT HAS NOT PREVIOUSLY BEEN REPORTED, THE NAME OF THE BROKER, DEALER OR BANK WHERE THESE ACCOUNTS ARE MAINTAINED MUST BE REPORTED (SEE ATTACHMENT F FOR A COPY OF THE ANNUAL ACCOUNT OPENING REPORTING FORM).
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Duplicate Copies

A form brokerage letter is attached to this Policy as Attachment D. In order to help ensure that duplicate brokerage statements and trade confirmations are received for all accounts pertaining to a particular Employee, such Employee may complete and send a brokerage letter similar to Attachment D to each bank, broker or dealer maintaining an account on behalf of the Employee.

EXCEPTIONS FROM REPORTING REQUIREMENTS

An Employee is not required to submit: 1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the Employee had no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager and over which such employee has no direct or indirect influence or control), and 2) a transaction report with respect to transactions effected pursuant to an automatic investment plan.5 The CCO will determine on a case-by-case basis whether an account qualifies for either of these exceptions. In addition, from time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis.

TRADING AND REVIEW

Though not prohibited by this Personal Security Transaction Policy, Longwood does not expect its Employees to engage in frequent short-term (60 days) trading. In addition, except for limited circumstances and subject to pre-clearance approval, Longwood forbids its Employees to trade opposite of the Company's recommendations. Longwood strictly forbids "front-running" client accounts, which is a practice generally understood to be Employees personally trading ahead of client accounts. Finally, Employees are strictly prohibited from engaging in short-term trades of mutual fund shares, as to avoid even the appearance of market timing activities The CCO will closely monitor Employees' investment patterns to detect these abuses. The Director of Operations will monitor the CCO's personal securities transactions for compliance with the Personal Security Transaction Policy.

The review of trading activity reported in the Quarterly Transactions Reports will be reviewed in conjunction with the Company's trading blotter against all client trades for the period. In addition, Longwood may question, though does not prohibit, trading activity reported by Employees' within the most recent 15 days in which a security or option, not limited to the same direction of trade, is or has been held for by the Touchstone Fund.

ACA shall also conduct a post-trade review of Longwood Employees' personal trading. Specifically, Employees submit their personal trades electronically into ACA's STOCS. Employees may enter their trades into the STOCS contemporaneously as they trade throughout a quarter or all at once after the end of the quarter. Alternatively, the firm may aggregate the personal trades of all of its Employees into an electronic download and forward such information on to ACA. Regardless of the method of submission, all Employee trades must be reported to ACA within thirty (30) days after the end of each calendar quarter. All employee holdings must be submitted/updated within forty-five (45) days of the calendar year end. ACA will then compare such trades to the quarterly download of Longwood's clients' trades and this Code. A quarterly report will be issued by ACA to Longwood regarding its review.

The reason for the development of a post transaction review process is to ensure that Longwood has developed procedures to supervise the activities of its associated persons. The comparison of Employee trades to those of advisory clients will identify potential conflicts of interest or the appearance of a potential conflict.

If Longwood discovers that an Employee is personally trading contrary to the policies set forth above, the Employee shall meet with the CCO to review the facts surrounding the transactions. This meeting shall help Longwood to determine the appropriate course of action.

REPORTING VIOLATIONS AND REMEDIAL ACTIONS

Longwood takes the potential for conflicts of interest caused by personal investing very seriously. As such, Longwood requires its Employees to promptly report any violations of the Code of Ethics to the CCO. Longwood's management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of Longwood's Personal Security Transaction Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he/she deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. In addition, Longwood has instituted a series of fines for violations to the Code of Ethics. Specifically, a $50 fine will be levied for every violation and the fine will be increased as similar violations occur. However, in addition to the fines, Longwood may impose any of the sanctions listed above at its discretion.

All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.

DISCLOSURE

Longwood shall describe its Code of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for Longwood's Code of Ethics shall be directed to the CCO.

The requirement to report on issues to Longwood's clients, including Fund and ERISA client's Boards under this Code and securities regulations may include significant conflicts of interest that arise involving the personal investment policies, even if the conflicts have not resulted in a violation of this Code. For example, Longwood may be required to report to the client's Board if a portfolio manager is a director of a company whose securities are held by the client's portfolio.

If the CCO determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation, and any enforcement action taken, to the President. If the President and Longwood's Senior Management determine that such material violation appears to involve a fraudulent, deceptive or manipulative act, Longwood must report its findings to the Touchstone Fund's Board of Directors or Trustees pursuant to Rule 17j-1.

2.       INSIDER TRADING POLICY

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with
Section 204A, Longwood has instituted procedures to prevent the misuse of nonpublic information.

Although "insider trading" is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

o Trading by an insider while in possession of material non-public information;
   or
o Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or
o Communicating material non-public information to others in breach of a fiduciary duty.
o Longwood's Insider Trading Policy applies to all of its Employees. Any questions should be directed to the CCO.

WHOM DOES THE POLICY COVER?

This policy covers all Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

WHAT INFORMATION IS MATERIAL?

         Individuals may not be held liable for trading on inside information unless the information is material. "Material information" is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Advance knowledge of the following types of information is generally regarded as "material":

o        Dividend or earnings announcements
o        Write-downs or write-offs of assets
o        Additions to reserves for bad debts or contingent liabilities
o        Expansion or curtailment of company or major division operations
o        Merger, joint venture announcements
o        New product/service announcements
o        Discovery or research developments
o        Criminal, civil and government investigations and indictments
o        Pending labor disputes
o        Debt service or liquidity problems
o        Bankruptcy or insolvency problems
o        Tender offers, stock repurchase plans, etc.
o        Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company's securities, all of the company's securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company's business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

WHAT INFORMATION IS NON-PUBLIC?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. "Non-public" information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Longwood's Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the "tip" made to the Employee makes him/her a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The "benefit" is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

CONFIDENTIAL STATUS OF A FUND'S HOLDINGS (SELECTIVE DISCLOSURE)

Securities positions held by a Fund, and current portfolio transactions and analyses must be kept confidential. Only reports submitted by the Touchstone Fund to the public may be provided to any investor or prospect in the Touchstone Fund including any client of Longwood who may also be invested in the Touchstone Fund. No other information regarding the portfolio holdings of a Fund may be used by Longwood in any manner, unless otherwise instructed in writing by the Touchstone Fund and in accordance with its stated policies and procedures regarding selective disclosures and as disclosed in its prospectus or statement of additional information.

PENALTIES FOR TRADING ON INSIDER INFORMATION

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

PROCEDURES TO FOLLOW IF AN EMPLOYEE BELIEVES THAT HE/SHE POSSESSES MATERIAL, NON-PUBLIC INFORMATION

If an Employee has questions as to whether they are in possession of material, non-public information, they must inform the CCO as soon as possible. From this point, the Employee, CCO and the President will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

o Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.
o Shall not engage in securities transactions of any company, except in accordance with Longwood's Personal Security Transaction Policy and the securities laws.
o Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
o Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.
o Shall immediately report the potential receipt of non-public information to the CCO.
o Shall not proceed with any research, trading, etc. until the CCO and President inform the Employee of the appropriate course of action.

3.       SERVING AS OFFICERS, TRUSTEES AND/OR DIRECTORS OF OUTSIDE ORGANIZATIONS

         Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations by completing Attachment E. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, Longwood may determine that it is in its clients' best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients' portfolios may be undergoing a reorganization that may affect the value of the company's outstanding securities and the future direction of the company. Service with organizations outside of Longwood can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between Longwood and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, Longwood may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee must not be involved in the decision to retain or hire Longwood.

Employees are prohibited from engaging in such outside activities without the prior written approval from the CCO and President. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

4.   DIVERSION OF FIRM BUSINESS OR INVESTMENT OPPORTUNITY

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Longwood and in which he or she knows Longwood might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to Longwood, and obtaining written authorization to participate from the CCO and President.

Any personal or family interest of an Employee in any Longwood business activity or transaction must be immediately disclosed to the CCO. For example, if an Employee becomes aware that a transaction being considered or undertaken by Longwood may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

5.    LOANS

No Employee may borrow funds from or become indebted to, any person, business or company having business dealings or a relationship with Longwood, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use Longwood's name, position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

6.    DEALINGS WITH GOVERNMENT AND INDUSTRY REGULATORS

Longwood's policy forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.
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It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against Longwood. Employees are expected, if requested, to provide Longwood with reasonable assistance, including, but not limited to, meeting or consulting with Longwood and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

7.       POLITICAL CONTRIBUTIONS AND PUBLIC OFFICE

The following outlines Longwood's policies with respect to political contributions and public office:

o Political contributions, gifts, subscription, loans, advance, or deposit of money or anything of value are not to exceed $250.00 per candidate per election;
o Contributions by Longwood and/or Employees to politically connected individuals/entities who may have the ability, in some way, to influence clients to Longwood are strictly prohibited;
o An Employee is permitted to make a contribution to a candidate only if the Employee is entitled to vote for him/her at the time of the contribution; and
o        No Employee is permitted to make any soft dollar contributions.

No Employee can hold a public office if it in any way conflicts with Longwood's business. Employee's must report their political contributions on Attachment F.

8.       IMPROPER USE OF LONGWOOD PROPERTY

No Employee may utilize property of Longwood or utilize the services of Longwood or its Employees, for his or her personal benefit or the benefit of another person or entity, without proper and express written approval of the CCO. For this purpose, "property" means both tangible and intangible property, including Longwood and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

9.       PROTECTION OF LONGWOOD'S NAME

Employees should at all times be aware that Longwood's name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of Longwood's name in any manner that could be misinterpreted to indicate a relationship between Longwood and any other entity or activity.

10.      EMPLOYEE INVOLVEMENT IN LITIGATION OR PROCEEDINGS

Employees must advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is subject to any judgment, order or arrest, or is contacted by any regulatory authority.
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11.      GIFTS

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Longwood, or on behalf of an advisory client. However, Employees may accept gifts from a single giver in aggregate amounts not exceeding $200, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the Employee(s) are present. Employees must report their receipt of gifts to the CCO by completing Attachment G.

Employees are prohibited from giving gifts that may be deemed as excessive, and must obtain approval to give all gifts in excess of $200 to any client, prospective client or any individual or entity that Longwood is seeking to do business with.

RECORDKEEPING

Longwood shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of regulatory authorities or any entity designated by Longwood's Senior Management.

o A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
o A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
o A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or with the past five years was, an Employee of Longwood.
o A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;
o A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;
o The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.
o A copy of each finding presented to the Board of a Fund shall be preserved by Longwood for at least five years after the end of the fiscal year in which the record is made, the first two years in an easily accessible place.

RESPONSIBILITY

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO. All Employees must acknowledge their receipt and understanding of the Code of Ethics upon commencement of their employment.
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In the event a material change is made to this Code, the CCO shall inform the
Touchstone Fund's CCO of such material change and ensure that such material change is approved by the Touchstone Fund's Board no later than six months after adoption of the material change.


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1 "Federal securities laws" means the Securities Act of 1933, the Securities
Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

2 A "Reportable Fund" means (a) any fund for which Longwood serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases Longwood would need to be approved by the fund's board of directors before you can serve); or (b) any fund whose investment adviser or principal underwriter controls Longwood, is controlled by Longwood, or is under common control with Longwood. Currently, Longwood is the investment manager to the Touchstone Small Cap Growth Fund, a series of the Touchstone Strategic Trust.
3 The term "limited offering" is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D. The term "initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

4 "Beneficial Ownership," as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect "pecuniary interest" (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee's immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

5 "Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.